Execution Version

STANDBY PURCHASE AGREEMENT

THIS STANDBY PURCHASE AGREEMENT (the "Agreement") made as of May 1, 2023.

B E T W E E N:

ALBERTA INVESTMENT MANAGEMENT CORPORATION, on behalf of certain designated entities it manages and advises (the "Standby Purchaser");

- and -

RAZOR ENERGY CORP., a corporation existing under the laws of the Province of Alberta (the "Corporation")

RECITALS:

A. The Corporation intends to raise up to $10,000,000 by offering Rights to the holders of record of its Shares pursuant to the Rights Offering Documents and on the terms and conditions set forth in this Agreement;

B. The Corporation, as borrower, and the Standby Purchaser, as lender and agent, are parties to a senior second amended and restated loan agreement dated as of February 16, 2021, as may be further amended and supplemented from time to time (the "Credit Agreement");

C. Concurrent with the execution of this Agreement, the Corporation and the Standby Purchaser have entered into a debt settlement agreement (the "Debt Settlement Agreement") pursuant to which, among other things, the Standby Purchaser has agreed to settle all Obligations owing to the Standby Purchaser by the Corporation pursuant to the Credit Agreement on the terms and conditions set forth in the Debt Settlement Agreement, including the concurrent completion of the Rights Offering;

D. The Standby Purchaser has agreed to exercise in full the Basic Subscription Privilege to which it is entitled attaching to the Rights it will receive under the Rights Offering with respect to the Shares currently held by it; and

E. The Standby Purchaser has agreed to purchase such number of Unsubscribed Units as is required to fulfil its Standby Commitment, on the terms and subject to the conditions set forth in this Agreement, including the concurrent completion of the transactions contemplated by the Debt Settlement Agreement;

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed as set forth below.

ARTICLE 1
INTERPRETATION

1.1 Definitions. In this Agreement, including in the recitals hereto, unless something in the subject matter is inconsistent therewith:

"Additional Subscription Privilege" means the entitlement of an Eligible Holder who exercises the Basic Subscription Privilege attaching to its Rights in full by the Rights Expiry Time, to subscribe for additional Rights Units (if such are available), subject to proration, as such entitlement is further detailed in the Rights Offering Circular;

"Affiliate" has the meaning ascribed thereto under NI 45-106 in the case of the Corporation and in the case of the Standby Purchaser, means any Person that is Controlled, directly or indirectly, by the Standby Purchaser;

"Aggregate Rights Units" has the meaning ascribed thereto in Section 2.4(b);

"Agreement" has the meaning ascribed thereto in the preamble;

"Basic Subscription Privilege" means the entitlement of an Eligible Holder of Rights to subscribe for that number of Rights Units equal to the Rights Offering Ratio (subject to rounding) for each Right held by such holder at a price equal to the Subscription Price per Rights Unit, as such entitlement is further detailed in the Rights Offering Circular;

"Board" means the board of directors of the Corporation;

"Business Day" means a day which is not a Saturday, a Sunday, a statutory holiday or a day on which banks are generally closed in Calgary, Alberta or Edmonton, Alberta;

"Cash Flow and Payables Summary" has the meaning ascribed thereto in the Debt Settlement Agreement;

"Circular Amendment" means any amendment and restatement of the Rights Offering Circular;

"Control" or "Controlled" means as follows: a Person (first Person) is considered to Control another Person (second Person) if:

(a) the first Person directly or indirectly possesses the power to direct or cause the direction of the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise, including where the second Person is an account, fund or other entity managed by the first Person and over which it has voting or investment discretion, including as investment manager, advisor or subadvisor;

(b) the first Person beneficially owns, or controls or directs, directly or indirectly, securities of the second Person carrying votes which, if exercised, would entitle the first Person to elect a majority of the directors of the second Person;

(c) the second Person is a partnership, other than a limited partnership, and the first Person directly or indirectly holds more than 50% of the interests of the partnership;

(d) the second Person is a limited partnership and the first Person: (i) is the general partner of the limited partnership; or (ii) beneficially owns, or controls or directs, directly or indirectly, securities of the general partner of the limited partnership carrying votes which, if exercised, would entitle the first Person to elect a majority of the directors of the general partner of the limited partnership; or

(e) the second Person is a trust and the first Person: (i) is the trustee of the trust; or (ii) beneficially owns, or controls or directs, directly or indirectly, interests in the trust sufficient to, directly or indirectly. control all or certain activities of the trust;

"Corporation" has the meaning ascribed thereto in the preamble;

"Credit Agreement" has the meaning ascribed thereto in the recitals;

"Debt Settlement Agreement" has the meaning ascribed thereto in the recitals;

"Eligible Holder" means a holder of Shares who (i) is resident in an Eligible Jurisdiction; or (ii) is resident in or otherwise subject to the laws of a jurisdiction other than an Eligible Jurisdiction and who has satisfied the Corporation that the distribution of Issued Securities to such holder may lawfully be made under the applicable securities and other laws of the jurisdiction in which such holder resides or to which such holder is subject, and will not require the Corporation to comply with any Registration Requirements;

"Eligible Jurisdictions" means each of the Qualifying Jurisdictions and any other jurisdiction in which the Corporation has determined the distribution of Issued Securities may lawfully be made under the applicable securities and other laws of such jurisdiction and under which the Corporation is exempt from Registration Requirements;

"Financial Statements" means, collectively, the audited financial statements of the Corporation for the fiscal years ended December 31, 2020 and December 31, 2021 and the unaudited financial statements of the Corporation for the nine-month period ended September 30, 2022, each consisting of a balance sheet, statement of operations and other comprehensive income, statement of changes in shareholders' equity and statement of cash flows;

"Governmental Entity" means any: (i) federal, provincial, state, territorial, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) subdivision or authority of any of the foregoing; or (iii) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above;

"IFRS" means generally accepted accounting principles in Canada from time to time including, for the avoidance of doubt, the standards prescribed in Part I of the CPA Canada Handbook - Accounting (which incorporates International Financial Reporting Standards, as issued by the International Accounting Standards Board) as the same may be amended, supplemented or replaced from time to time;

"Indemnified Party" has the meaning ascribed thereto in Section 9.2;

"Ineligible Holders" means a holder of Shares who appears to be, or who the Corporation has reason to believe, is resident in or otherwise subject to the laws of a jurisdiction other than an Eligible Jurisdiction and who is not recognized by the Corporation to be an Eligible Holder;

"Investor Rights Agreement" has the meaning ascribed thereto in the Debt Settlement Agreement;

"Issued Securities" means the Rights, the Rights Units (including the Unit Shares and Unit Warrants comprising the Rights Units) and the Standby Units (including the Unit Shares and Unit Warrants comprising the Standby Units);

"Material Adverse Change" has the meaning ascribed thereto in the Debt Settlement Agreement;

"Material Adverse Effect" has the meaning ascribed thereto in the Debt Settlement Agreement;

"material change" has the meaning ascribed thereto in the Securities Laws;

"material fact" has the meaning ascribed thereto in the Securities Laws;

"Misrepresentation" has the meaning ascribed thereto in the Securities Laws;

"NI 45-106" means National Instrument 45-106 - Prospectus Exemptions;

"Notice Amendment" means any amendment to the Rights Offering Notice;

"Obligations" has the meaning ascribed thereto in the Debt Settlement Agreement;

"Offering Size" has the meaning ascribed thereto in Section 2.4(a);

"Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Entity, including any of the Securities Commissions, or by any arbitrator;

"Other Purchaser" means any Eligible Holder that validly exercises its Rights pursuant to the Basic Subscription Privilege and Additional Subscription Privilege, as may be applicable, other than the Standby Purchaser;

"Outside Date" means June 30, 2023 or such other date as is agreed between the Corporation and the Standby Purchaser;

"Person" includes an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, association, trust, estate, custodian, trustee, executor, administrator, nominee or other entity or organization, including a Governmental Entity or political subdivision or an agency or instrumentality thereof, however designated or constituted and whether or not a legal person or entity;

"Public Disclosure Documents" means, collectively, all of the documents which have been filed by or on behalf of the Corporation on SEDAR at www.sedar.com since December 31, 2021 with the relevant Securities Commissions pursuant to the requirements of Securities Laws;

"Qualifying Jurisdictions" means each of the provinces and territories of Canada;

"Record Date" means the record date for the purposes of the Rights Offering that will be established by the Board in the Rights Offering Documents, for the purposes of determining the holders of record entitled to receive Rights;

"Registration Requirements" means requirements under applicable securities laws and other laws in a particular jurisdiction or jurisdictions to: (i) seek registration or to file a prospectus, registration statement or other comparable filing; (ii) comply with ongoing filing or disclosure requirements; and/or (iii) seek any approvals of any kind whatsoever, in such jurisdiction or jurisdictions, other than the filing by the Corporation of the U.S. Registration Statement;

"Registration Rights Agreement" has the meaning ascribed thereto in the Debt Settlement Agreement;

"Rights" means the entitlement to subscribe for Rights Units offered by the Corporation in the Rights Offering pursuant to the Basic Subscription Privilege and the Additional Subscription Privilege as applicable, in each case at the Subscription Price;

"Rights Agent" means Alliance Trust Company, in its capacity as rights agent for the Rights Offering;

"Rights Agent Certificate" has the meaning ascribed thereto in Section 3.1(j);

"Rights Expiry Date" means the date on which the Rights shall expire and become null and void as set out in the Rights Offering Documents;

"Rights Expiry Time" means 4:00 p.m. (Calgary time) on the Rights Expiry Date;

"Rights Offering" means the offering by the Corporation of Rights to the holders of Shares on the Record Date, to purchase Rights Units at the Subscription Price, as described in the Rights Offering Documents and in accordance with Article 2;

"Rights Offering Circular" means the rights offering circular to be filed by the Corporation with the Securities Commissions in the Qualifying Jurisdictions in connection with the offer and sale of the Issued Securities, as amended by any Circular Amendment;

"Rights Offering Closing Date" means the third Business Day following the Rights Expiry Date or such other date as required by Section 4.3 or that the Corporation and the Standby Purchaser may agree upon in writing which in no event will be later than the Outside Date;

"Rights Offering Closing Time" means 9:00 a.m. (Calgary time) or such other time as the Corporation and the Standby Purchaser may agree upon in writing on the Rights Offering Closing Date;

"Rights Offering Documents" means, together, the Rights Offering Circular and the Rights Offering Notice;

"Rights Offering Notice" means the notice of the Rights Offering to be filed by the Corporation with the Securities Commissions in the Qualifying Jurisdictions and delivered to Persons that are the holders of record of Shares in connection with the offer and sale of the Issued Securities, as amended by any Notice Amendment;

"Rights Offering Ratio" has the meaning ascribed thereto in Section 2.4(b);

"Rights Units" means the Units that are acquired upon exercise of the Rights;

"Securities Commissions" means, collectively, the securities commissions or similar securities regulatory authorities of the Qualifying Jurisdictions;

"Securities Laws" means all applicable securities laws of each of the Qualifying Jurisdictions (and the applicable policies and rules of the TSXV) and the respective rules, regulations, rulings, Orders, policies, policy statements and prescribed forms thereunder;

"Shares" means the common shares in the capital of the Corporation;

"Standby Commitment" has the meaning ascribed thereto in Section 2.3;

"Standby Maximum" means that number of Units determined by dividing $4,000,000 by the Subscription Price, rounded down to the next lowest whole number of Units;

"Standby Purchaser" has the meaning ascribed thereto in the preamble;

"Standby Purchaser Conditions" has the meaning ascribed thereto in Section 7.2;

"Standby Units" has the meaning ascribed thereto in Section 2.3;

"Subscription Price" means the subscription price per Rights Unit as agreed by the Standby Purchaser and the Corporation, which shall be determined in accordance with NI 45-106 and applicable TSXV rules on the date the Rights Offering Notice is filed;

"TSXV" means the TSX Venture Exchange;

"U.S. Registration Statement" means a registration statement on Form F-7 to register the offer and sale of the Rights Units issuable upon exercise of the Rights in the United States;

"Unit" means a unit of Razor comprised of one Share and one Warrant;

"Unit Shares" means the Shares that are issued as part of the Rights Units or the Standby Units, as applicable;

"Unit Warrants" means the Warrants that are issued as part of the Rights Units or the Standby Units, as applicable;

"Unsubscribed Units" means the number of Units determined by subtracting from the Aggregate Rights Units that number of Units issuable pursuant to Rights that are, as at the Rights Expiry Time, exercised by Eligible Holders, including pursuant to the Additional Subscription Privilege;

"Use of Proceeds Summary" means a disclosure schedule prepared by the Corporation that summarizes in reasonable detail how the gross proceeds from the Rights Offering will be used by the Corporation, which schedule shall be in form satisfactory to the Standby Purchaser and consistent with the purposes described in the Rights Offering Documents and the Cash Flow and Payables Summary; and

"Warrant" means a Share purchase warrant of Razor which will entitle the holder thereof to acquire one Share (a "Warrant Share") at an exercise price and for such term to be agreed by the Standby Purchaser and the Corporation on the date the Rights Offering Notice is filed and determined in compliance with applicable TSXV rules.

1.2 Headings, etc. The division of this Agreement into articles, sections, paragraphs and clauses and the provision of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement as a whole and not to any particular article, section, paragraph, clause or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to articles, sections, paragraphs or clauses are to articles, sections, paragraphs or clauses of this Agreement.

1.3 Plurality and Gender. Words importing the singular number only shall include the plural and vice versa, words importing any gender shall include all other genders and vice versa.

1.4 Currency. Unless otherwise specifically stated, all references to monetary figures in this Agreement are to the lawful currency of Canada.

1.5 Governing Law. This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein. Each party hereby unconditionally and irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Alberta in respect of all matters arising out of this Agreement.

1.6 Severability. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect. The parties hereto agree to negotiate in good faith a substitute provision which shall be as close as possible to the intention of any invalid or unenforceable provision as may be valid or enforceable. The invalidity or unenforceability of any provision in any particular jurisdiction shall not affect its validity or enforceability in any other jurisdiction where it is valid or enforceable.

1.7 Statutes. Any reference to a statute, act or law shall include and shall be deemed to be a reference to such statute, act or law and to the regulations, instruments and policies made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute, act or law that may be passed which has the effect of supplementing or superseding such statute, act or law so referred to.

ARTICLE 2
RIGHTS OFFERING AND STANDBY COMMITMENT

2.1 Conduct of Rights Offering.

(a) Subject to and in accordance with the terms and conditions hereof, the Corporation agrees to offer, in accordance with Securities Laws and pursuant to the Rights Offering Documents, the Rights and the Rights Units issuable upon the exercise of the Rights to: (i) Persons that are the holders of record of Shares on the Record Date who are Eligible Holders; and (ii) to the Rights Agent for and on behalf of Persons that are the holders of record of Shares on the Record Date who are Ineligible Holders.

(b) The Rights Offering will remain open for at least 21 calendar days following the date on which the Rights Offering Notice is sent to the holders of record of Shares.

(c) Under the terms of the Rights Offering, if there are any Unsubscribed Units, no Rights Units shall be issued unless the Standby Commitment is completed and the Corporation shall provide that the subscription proceeds from Persons exercising Rights, whether pursuant to the Basic Subscription Privilege or Additional Subscription Privilege, deposited with the Rights Agent will be returned to such Persons in the event that the Standby Commitment is terminated or otherwise not completed in accordance with the terms of this Agreement, including as a result of the Standby Purchaser Conditions not being satisfied.

2.2 Basic Subscription Commitment. Subject to and in accordance with the terms hereof, the Standby Purchaser shall:

(a) exercise its entitlement for the Basic Subscription Privilege in full and subscribe for all of the Rights Units for which it is entitled to subscribe pursuant to its Basic Subscription Privilege prior to the Rights Offering Expiry Time; and

(b) prior to the Rights Expiry Time, provide the Corporation with proof of such exercise and payment of the aggregate Subscription Price that is payable for the Rights Units purchased under the Basic Subscription Privilege, submitted to the Rights Agent in accordance with the provisions set out in the Rights Offering Documents.

2.3 Standby Commitment. Subject to and in accordance with the terms hereof, including the satisfaction or waiver of the Standby Purchaser Conditions, on the Rights Offering Closing Date, the Standby Purchaser shall:

(a) purchase from the Corporation and the Corporation shall sell to the Standby Purchaser at the Subscription Price per Unit, the Unsubscribed Units as set forth in the Rights Agent Certificate up to the Standby Maximum (the "Standby Units"); and

(b) pay in immediately available funds by wire transfer to an account designated by the Corporation or by certified cheque payable to the Corporation, the aggregate Subscription Price that is payable for the Standby Units to be purchased hereunder;

(the commitment by and agreement of the Standby Purchaser to purchase the Standby Units in the manner referred to in this Section 2.3 are referred to as the "Standby Commitment").

2.4 Offering Size.

(a) The gross proceeds sought to be raised by the Corporation from the Rights Offering, assuming the exercise in full of the Rights, will be equal (as nearly as reasonably practicable) to $10,000,000 (the "Offering Size").

(b) The aggregate number of Rights Units (as nearly as practicable) which are issuable will be determined by dividing the Offering Size by the Subscription Price, as determined at the date of filing the Rights Offering Documents (the "Aggregate Rights Units"), with each holder of Shares at the Record Date receiving one Right per Share. Each Right shall entitle the holder thereof to subscribe for the number of Rights Units equal to the Aggregate Rights Units divided by the number of Shares outstanding on the date of filing the Rights Offering Documents, rounded to three decimal places (the "Rights Offering Ratio"), provided that if any Shares are issued prior to the Record Date (where such Shares are not already included in the determination of the Rights Offering Ratio), the Rights Offering Ratio will remain fixed as determined in the Rights Offering Documents and consequently, the number of Rights issued and the Aggregate Rights Units will be increased.

2.5 No Fractional Shares or Warrants. Pursuant to the terms of the Rights Offering, no fractional Unit Shares or Unit Warrants shall be issued.

2.6 Restrictions on Sale Outside the Qualifying Jurisdictions. Except as contemplated by this Agreement, the Standby Purchaser agrees:

(a) not to sell or distribute, directly or indirectly, the Issued Securities it acquires under the provisions hereof in such a manner as to subject the Corporation to any Registration Requirements in connection with the Rights Offering except as contemplated in the Registration Rights Agreement following the Rights Offering Closing Date; and

(b) to sell the Issued Securities it acquires under the provisions hereof only in accordance with all applicable securities laws.

2.7 Standby Purchaser Affiliate. The Corporation acknowledges and agrees that: (a) the Standby Purchaser may assign all or a portion of the Rights it receives under the Rights Offering to an Affiliate of the Standby Purchaser, in which case such Affiliate will be the subscriber for the Rights Units in respect of such Rights for the purpose of Section 2.2, and (b) the Standby Purchaser may elect to cause an Affiliate of the Standby Purchaser to fulfil the Standby Commitment on the Rights Offering Closing Date. For the avoidance of doubt, where it so elects to cause an Affiliate to fulfil the Standby Commitment, the Standby Purchaser unconditionally guarantees the due and punctual performance thereof, including payment for the Standby Units, by such Affiliate in accordance with the terms and conditions of this Agreement.

ARTICLE 3
COVENANTS OF THE CORPORATION

3.1 Covenants. Subject to and in accordance with the terms hereof, the Corporation undertakes and agrees with and in favour of the Standby Purchaser that:

(a) Rights Offering Documents. The Corporation shall file the Rights Offering Documents with the Securities Commissions (in the English and French languages) as soon as practicable and in any event no later than the close of business Calgary time on May 5, 2023. The Corporation will provide the Standby Purchaser with the reasonable opportunity to review and comment on the Rights Offering Documents and will take into account any reasonable comments provided by the Standby Purchaser thereon.

(b) U.S. Registration Statement. The Corporation shall also (i) file the U.S. Registration Statement with the U.S. Securities and Exchange Commission no later than the date on which the Rights Offering Notice is mailed to Persons who are registered holders of the Shares as of the Record Date; and (ii) make any filings required by applicable state securities commissions in the United States, other than any filings (x) where the applicable state securities commission would conduct a substantive review of the Rights Offering Documents or the U.S. Registration Statement, or (y) which would result, in the reasonable judgment of the Corporation, in undue expense or delay to the closing of the Rights Offering.

(c) Mailing of Materials. The Corporation will effect and complete the mailing of the Rights Offering Notice to each of the registered holders of the Shares as of the Record Date in the Qualifying Jurisdictions and the United States as soon as practicable following the Record Date and to the beneficial holders of Shares as of the Record Date in the Qualifying Jurisdictions and the United States in the manner contemplated by National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer as soon as practicable following the Record Date.

(d) Supplementary Material. If required by Securities Laws, the Corporation shall prepare and file within any time limits prescribed by Securities Laws any Notice Amendment and/or Circular Amendment or any documentation supplemental thereto or any amending or supplemental documentation or any similar document required to be filed by it under Securities Laws and issue and file any news release required under Securities Laws. It shall also promptly, and in any event within any applicable time limitation, comply with all applicable filing and other requirements under Securities Laws as a result of any material change or change in material fact. The Corporation will provide the Standby Purchaser with the reasonable opportunity to review and comment on any such amending or supplemental documentation and will take into account any reasonable comments provided by the Standby Purchaser thereon.

(e) Consents and Approvals. The Corporation shall use its commercially reasonable efforts to obtain all necessary consents, approvals or exemptions for the creation, offering and issuance of the Issued Securities in all Qualifying Jurisdictions and the United States as contemplated herein and in the Rights Offering Documents.

(f) Cease Trade Order or Other Investigation. From the date hereof through the earlier of (i) the Rights Offering Closing Date, and (ii) the termination of this Agreement, it shall immediately notify the Standby Purchaser in writing of any written demand, request or inquiry by any Securities Commission, the TSXV or other Governmental Entity that concerns any matter relating to the affairs of the Corporation that may affect the Rights Offering, the transactions contemplated herein, or any other matter contemplated by this Agreement, or that relates to the issuance, or threatened issuance, by any such authority of any Order suspending or preventing the use of the Rights Offering Documents or any cease trading or similar Order relating to any securities of the Corporation. Any notice delivered to the Standby Purchaser as aforesaid will contain reasonable details of the demand, request, or inquiry.

(g) TSXV Listing. The Corporation shall use its commercially reasonable efforts to ensure that the Issued Securities and the Warrant Shares have been conditionally approved for listing on the TSXV as of the Rights Offering Closing Date, subject to receipt of customary final documentation.

(h) Securities Laws. It shall take all action as may be necessary and appropriate so that (i) the Rights Offering and the transactions contemplated in this Agreement shall be effected in accordance with Securities Laws and in the manner and on the schedule contemplated herein and by the Rights Offering Documents and (ii) any documentation prepared or filed in connection with the Rights Offering (including but not limited to the Rights Offering Documents) will be in a form that complies in all material respects with Securities Laws. It will consult with the Standby Purchaser and its advisors upon the reasonable request of the Standby Purchaser regarding the manner in which the Rights Offering, the other transactions contemplated herein and such documentation will comply with Securities Laws, and it will not file the Rights Offering Documents or any Notice Amendment or Circular Amendment, without first consulting with the Standby Purchaser with respect to the form and content thereof.

(i) Debt Settlement. The Corporation shall comply in all respects with its covenants and agreements under the Debt Settlement Agreement and take all actions as are necessary to expeditiously satisfy the closing conditions under Section 2.2 thereof.

(j) Obtaining the Rights Agent Certificate. The Corporation shall cause the Rights Agent to deliver to the Standby Purchaser, as soon as practicable following the Rights Offering Expiry Time, and in any event no later than the second Business Day immediately preceding the Rights Offering Closing Date, a signed report setting forth (i) the total number of Rights Units duly subscribed and paid for by Eligible Holders of Rights under the Rights Offering, including those Rights subscribed and paid for pursuant to the Additional Subscription Privilege; and (ii) the total number of Unsubscribed Units (the "Rights Agent Certificate").

(k) Use of Proceeds. The Corporation shall use the gross subscription proceeds from the Rights Offering in the manner and for the purposes provided for in the Use of Proceeds Summary or as otherwise agreed to in writing by the Standby Purchaser and the Corporation.

ARTICLE 4
CHANGES

4.1 Material Changes. During the period from the date of this Agreement to the Rights Offering Closing Date, the Corporation shall promptly (and in any event within one Business Day) notify the Standby Purchaser in writing of the full particulars of:

(a) any material change (actual, anticipated, contemplated or threatened, financial or otherwise) in the business, condition, operations, assets, liabilities (contingent or otherwise) or capital of the Corporation and its subsidiaries taken as a whole;

(b) any fact, event or circumstance which has arisen or been discovered and would have been required to have been stated in the Rights Offering Documents had the fact, event or circumstance arisen or been discovered on, or prior to, the date of the Rights Offering Documents; and

(c) any change in any matter (which for the purposes of this Agreement shall be deemed to include the disclosure of any previously undisclosed material fact) contained in the Rights Offering Documents that would have been required to be stated or disclosed in the Rights Offering Documents had it arisen or been discovered on, or prior to, the date of the Rights Offering Documents that is, or may be, of such a nature as to render any statement in the Rights Offering Documents misleading or untrue or that would result in a Misrepresentation in the Rights Offering Documents or that would result in the Rights Offering Documents not complying with Securities Laws.

The Corporation shall promptly, and in any event within any applicable time limitation, comply in all material respects with all applicable filings and other requirements under Securities Laws as a result of such fact or change.

4.2 Change in Securities Laws. If during the Rights Offering there occurs any change in Securities Laws which, in the opinion of the Corporation requires the filing of a Notice Amendment or Circular Amendment, the Corporation shall promptly (and in any event within one Business Day) notify the Standby Purchaser in writing and promptly prepare and file such Notice Amendment or Circular Amendment with the Securities Commissions where such filing is required.

4.3 Change in Rights Offering Closing Date. If a material change or a change in material fact occurs prior to the Rights Offering Closing Date, then, provided that none of the rights to terminate this Agreement pursuant to Article 8 hereof has otherwise been exercised, the Rights Offering Closing Date shall be, unless the Corporation and the Standby Purchaser otherwise agree in writing, the later of the previously scheduled Rights Offering Closing Date and the sixth Business Day following the date on which all applicable filings or other requirements of Securities Laws with respect to such material change or change in a material fact have been complied with in all Qualifying Jurisdictions and the United States and any appropriate documents obtained for such filings and notice of such filings from the Corporation have been received by the Standby Purchaser, provided however, in no event will the Rights Offering Closing Date be later than the Outside Date.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

5.1 Representations and Warranties. The Corporation represents and warrants to the Standby Purchaser and acknowledges that the Standby Purchaser is relying upon such representations and warranties in connection with entering into this Agreement and consummating the transactions contemplated hereby that:

(a) The Corporation is existing and in good standing under the laws of the Province of Alberta and has all requisite corporate power to conduct its business as currently conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which the material conduct of its business or its ownership or leasing of material property requires such qualification.

(b) The authorized capital of the Corporation consists of an unlimited number of common shares and an unlimited number of preferred shares, issuable in series. As of the date of this Agreement, there are 25,275,250 Shares issued and outstanding and no preferred shares issued and outstanding. Except as set out in the Public Disclosure Documents and as contemplated by the Rights Offering Documents, this Agreement and the Debt Settlement Agreement, no Person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase from the Corporation, of any Shares or other securities of the Corporation.

(c) When issued and delivered, and paid for by the Standby Purchaser in accordance with the terms and conditions of the Rights Offering and/or the terms and conditions of this Agreement, the Issuable Securities purchased by the Standby Purchaser will be validly issued, fully paid and non-assessable and will be free and clear of all liens, pledges, claims, encumbrances, security interests and other restrictions, except for any restrictions on resale or transfer imposed by Securities Laws. When issued and delivered, and paid for in accordance with the terms and conditions of the Unit Warrants, any Warrant Shares purchased by the Standby Purchaser pursuant thereto will be validly issued, fully paid and non-assessable and will be free and clear of all liens, pledges, claims, encumbrances, security interests and other restrictions, except for any restrictions on resale or transfer imposed by Securities Laws.

(d) The execution, delivery and performance by the Corporation of this Agreement:

(i) has been duly authorized by all necessary corporate action on its part;

(ii) does not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) violate its constating documents or result in a breach of, a violation of, or constitute a default under, or conflict with, or accelerate the performance required by the Corporation or any of its subsidiaries under, any provision of any material agreement or other material instrument to which the Corporation or any of its subsidiaries is a party or by which the Corporation or any of its subsidiaries or any of their respective properties or assets are bound, including without limitation any incentive plan of the Corporation or its subsidiaries, any awards granted thereunder or any employment agreement of the Corporation or its subsidiaries, except those for which a waiver has been obtained by the Corporation prior to the date of this Agreement; and

(iii) will not result in the violation of any law, excluding such breaches, violations or conflicts that would not, individually or in the aggregate, result in a Material Adverse Change or have a material adverse effect on the Rights Offering or on the other transactions contemplated hereunder or under the Debt Settlement Agreement.

(e) This Agreement has been duly executed and delivered by the Corporation and constitutes a legal, valid and binding obligation of the Corporation, enforceable against it in accordance with its terms, subject only to (i) any limitation under laws relating to bankruptcy, insolvency, arrangements or other laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(f) Each of the Rights Offering Documents and the issuance of the Issued Securities and the Warrant Shares will be duly authorized by the Corporation prior to the time of filing the Rights Offering Documents.

(g) No consent, approval, order or authorization of, or declaration with any Governmental Entity or any third party is required by or with respect to the Corporation or any of its Affiliates in connection with the execution and delivery of this Agreement or the consummation of the transactions by the Corporation contemplated hereby, other than the consents, approvals or authorizations that may be required by Securities Laws (each of which will be obtained by the Rights Offering Closing Date).

(h) At the time of its filing and as at the Rights Offering Closing Date, the information and statements contained in the Rights Offering Documents will be true and correct in all material respects, will contain no Misrepresentation and will constitute full, true and plain disclosure of all material facts relating to the Rights Offering and the transactions contemplated herein.

(i) The Corporation is a reporting issuer under the Securities Laws of each of Alberta, British Columbia and Ontario, is not on the list of defaulting reporting issuers or noted in default on the list of reporting issuers maintained by the relevant Securities Commission and has filed all periodic and timely disclosure documents that it is required to have filed in such jurisdictions as required by the applicable Securities Laws of such jurisdictions and any undertaking to the Securities Commissions of such jurisdictions. There is no material fact or material change about the Corporation that has not been generally disclosed and the Corporation has not filed any material change report with any Securities Commission on a confidential basis.

(j) As of their respective filings dates, each of the Public Disclosure Documents complied with the requirements of applicable Securities Laws in all material respects and none of the Public Disclosure Documents contained any Misrepresentation.

(k) The Financial Statements present fairly, in all material respects, the financial condition of the Corporation as at the dates thereof and for the periods then ended, and the results of the operations and cash flows thereof for the fiscal year or fiscal quarter (as applicable) then ending, all in accordance with IFRS consistently applied. The Corporation does not have any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under IFRS to be reflected on a balance sheet of the Corporation (including the notes thereto) except for liabilities: (A) reflected or reserved against in the Financial Statements; and (B) that, individually or in the aggregate, have not and would not reasonably be expected to have a Material Adverse Effect.

(l) Since September 30, 2022, the business of the Corporation has been carried on and conducted in all material respects in the ordinary course of business; and no change has occurred in any of the business, condition (financial or otherwise), operations, results of operations, capital, property, assets or liabilities of the Corporation which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(m) The Shares are listed on the TSXV and the Corporation is in compliance in all material respects with all applicable policies and rules of the TSXV.

(n) No Securities Commission has issued any Order preventing or suspending trading of any securities of the Corporation, and the Corporation is not in default of any material requirement of Securities Laws.

(o) No approval of the Corporation's shareholders or formal valuation is required pursuant to Securities Laws for: (i) the execution and delivery of this Agreement by the Corporation or performance of its obligations hereunder; (ii) the issuance of any of the Issued Securities or the Warrant Shares; or (iii) the consummation of the other transactions contemplated by this Agreement and the Debt Settlement Agreement.

(p) At the Rights Offering Closing Date and subject to the completion of the filings and other matters contemplated herein, the distribution of the Issued Securities by the Corporation will comply in all material respects with Securities Laws.

5.2 Survival. All representations and warranties of the Corporation contained herein or contained in any document delivered pursuant to this Agreement or in connection with the Rights Offering herein contemplated, shall survive the issuance of the Rights and the completion of the purchase of the Standby Units by the Standby Purchaser and shall continue in full force and effect for a period of 12 months notwithstanding any investigation, inquiry or other steps which may be taken by or on behalf of the Standby Purchaser.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF THE STANDBY PURCHASER

6.1 Representations and Warranties. The Standby Purchaser represents and warrants to the Corporation and acknowledges that the Corporation is relying upon such representations and warranties in connection with entering into this Agreement and consummating the transactions contemplated hereby that:

(a) The Standby Purchaser is existing and in good standing under the laws of the Province of Alberta and it has the power to enter into and perform its obligations under this Agreement.

(b) The execution, delivery and performance by the Standby Purchaser of this Agreement:

(i) has been duly authorized by all necessary action on its part;

(ii) does not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) violate its constating documents or result in a breach of, a violation of, or constitute a default under, or conflict with, any provision of any material agreement or other material instrument to which it is a party or pursuant to which any of its property or assets are bound; and

(iii) will not result in the violation of any law.

(c) This Agreement has been duly executed and delivered by the Standby Purchaser and constitutes a legal, valid and binding obligation of the Standby Purchaser, enforceable against it in accordance with its terms, subject only to (i) any limitation under laws relating to bankruptcy, insolvency, arrangement or other laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(d) No consent, approval, order or authorization of, or declaration with, any Governmental Entity or any third party is required by or with respect to the Standby Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions by the Standby Purchaser contemplated hereby.

(e) It has, and at the Rights Expiry Time and on the Rights Offering Closing Date, as applicable, will have (regardless of the number of Rights that are exercised by the Eligible Holders prior to the Rights Offering Expiry Time), the financial ability and sufficient funds to comply with all of its obligations hereunder, including to make and complete the payment for all of the Standby Units that it has committed to purchase pursuant to the Standby Commitment and the availability of such funds is not and will not be subject to the consent, approval or authorization of any other Person(s).

(f) It is the beneficial owner of, or exercises direction or control over, directly or indirectly, 4,612,728 Shares and it does not have any other interests in any other securities of the Corporation.

(g) It (i) is not resident in the United States (as that term is used in Regulation S promulgated by the U.S. Securities and Exchange Commission pursuant to the U.S. Securities Act of 1933, as amended) or a U.S. Person (as that term is used in Regulation S promulgated by the U.S. Securities and Exchange Commission pursuant to the U.S. Securities Act of 1933, as amended), (ii) was not offered the Rights Units or the Standby Units, as applicable, in the United States, (iii) was not in the United States at the time the buy order for the Rights Units it is entitled to or obligated to purchase hereunder was or will be placed or this Agreement was executed, (iv) is not acquiring the Rights Units or the Standby Units, as applicable, for the account or benefit of a Person in the United States or a U.S. Person, (v) has no intention to distribute either directly or indirectly any of the Rights Units or the Standby Units, as applicable, in the United States, except in compliance with the U.S. Securities Act of 1933, as amended, and applicable state securities laws of any state of the United States; and (vi) has not acquired the Rights Units or the Standby Units, as applicable, as a result of any form of directed selling efforts (as that term is used in Regulation S promulgated by the U.S. Securities and Exchange Commission pursuant to the U.S. Securities Act of 1933, as amended).

(h) The funds representing the aggregate Subscription Price to be delivered by it hereunder: (a) do not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the "PCMLTFA"); (b) do not represent proceeds of crime for the purposes of the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the "PATRIOT Act"); and (c) have not been and will not be derived directly or indirectly from or related to any activity that is deemed criminal under the laws of Canada, the United States or any other jurisdiction. It acknowledges and agrees that the Corporation could be required by law to provide certain disclosures pursuant to the PCMLTFA or the PATRIOT Act.

6.2 Survival. All representations and warranties of the Standby Purchaser contained herein or contained in any document delivered pursuant to this Agreement or in connection with the Rights Offering herein contemplated, shall survive the completion of the issuance of the Rights and the purchase of the Rights Units and the Standby Units contemplated herein and shall continue in full force and effect for a period of 12 months notwithstanding any investigation, inquiry or other steps which may be taken by or on behalf of the Corporation.

ARTICLE 7
CLOSING AND CONDITIONS

7.1 Closing. The closing of the Rights Offering, including the purchase by the Standby Purchaser and sale by the Corporation of any Standby Units to be acquired hereunder, shall be completed electronically by the parties hereto at the Rights Offering Closing Time substantially concurrently with the satisfaction of the Obligations under the Debt Settlement Agreement in the manner required by Section 2.1 thereof. At the Rights Offering Closing Time, definitive certificates (including book-entry only certificates) or non-certificated inventory representing the Issued Securities acquired by the Standby Purchaser will be issued to and registered in the name of the Standby Purchaser in accordance with the provisions set forth in the Rights Offering Documents and, in the case of the Unit Shares and Unit Warrants comprising the Standby Units, in the name of the Standby Purchaser against delivery of the aggregate Subscription Price therefor.

7.2 Conditions in Favour of the Standby Purchaser. The obligation of the Standby Purchaser to complete the closing of the transactions set out in this Agreement is subject to the following conditions (the "Standby Purchaser Conditions") being satisfied in full:

(a) The TSXV will have approved the listing of the Rights and conditionally approved the listing of the Unit Shares and the Unit Warrants (including the Unit Shares and Unit Warrants underlying the Standby Units) and the Warrant Shares, subject to the filing of customary documents with the TSXV;

(b) All necessary documents, including the Rights Offering Documents, have been filed and all requisite proceedings have been taken and all necessary approvals have been obtained, subject to Section 7.2(a), by or on behalf of the Corporation, to carry out its obligations under the Debt Settlement Agreement, the Rights Offering and this Agreement;

(c) No Material Adverse Change shall have occurred or been announced since the date of this Agreement;

(d) The Rights Agent shall have confirmed the amount of subscription proceeds that it is holding from Persons who have exercised Rights pursuant to the Basic Subscription Privilege and, if applicable, the Additional Subscription Privilege, which amount shall include a minimum of $1,000,000 in aggregate subscription proceeds from Other Purchasers;

(e) Other than the condition described in Section 2.2(a) of the Debt Settlement Agreement, all closing conditions and deliveries in favour of the Standby Purchaser under the Debt Settlement Agreement, including, without limitation, the execution and delivery by the Corporation of the Registration Rights Agreement and the Investor Rights Agreement and the appointment of two director nominees of the Standby Purchaser to the Board, shall have been satisfied; and

(f) The Standby Purchaser will have received at the Rights Offering Closing Time a certificate or certificates dated the Rights Offering Closing Date and signed on behalf of the Corporation by the Chief Executive Officer or the Chief Financial Officer of the Corporation or such other officers of the Corporation acceptable to the Standby Purchaser, acting reasonably, in form and content satisfactory to the Standby Purchaser, acting reasonably, addressed to the Standby Purchaser certifying for and on behalf of the Corporation and without personal liability, after having made due enquiry, with respect to the following matters:

(i) the Corporation's constating documents;

(ii) the resolutions of the Board authorizing the execution and delivery of this Agreement, the Rights Offering Documents and the filing of such documents under Securities Laws, and the transactions contemplated herein and therein, including the issuance and, as applicable, sale of the Issued Securities and the Warrant Shares; and

(iii) the incumbency and signatures of the Corporation's authorized signing officers;

(iv) since the date of the Rights Offering Documents, there has been no Material Adverse Change or material change in the business, affairs, operations, assets, liabilities or capital of the Corporation and its subsidiaries on a consolidated basis, and none of the management or the Board or any of the Corporation's subsidiaries has approved any material transaction out of the ordinary course of business, other than in each case as disclosed in the Rights Offering Documents;

(v) no inquiry, investigation or other proceeding has been commenced, by a Governmental Entity in relation to the Corporation or any of its subsidiaries seeking to suspend or cease trading in the Rights or other securities or operating to prevent or restrict the lawful distribution of such securities or that materially adversely affects or might reasonably be expected to materially adversely affect the market price or value of the Rights or Shares and no Order has been issued by a Governmental Entity, and there has been no change of law, either of which suspends or ceases trading in any of the Rights or Shares or operates to prevent or restrict the lawful distribution of any of the Rights or Shares or any transaction contemplated hereunder (which prevention, restriction, suspension or cease trading, as the case may be, is continuing);

(vi) the Corporation has duly performed or complied, in all material respects, with all terms, conditions and covenants of this Agreement on its part to be complied with or to be satisfied by it up until the Rights Offering Closing Time; and

(vii) the representations and warranties of the Corporation contained in this Agreement are true and correct in all material respects as of the Rights Offering Closing Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date) with the same force and effect as if made at and as of the Rights Offering Closing Time, except for such representations and warranties which are stated to be qualified as to materiality, in which case such representations and warranties will be true and correct in all respects as of the Rights Offering Closing Time or an earlier time, as applicable, and all such matters, as applicable, will in fact be true and correct as at the Rights Offering Closing Time or the earlier date expressly referred to in the particular representation and warranty, as applicable.

7.3 Conditions in Favour of the Corporation. The obligation of the Corporation to complete the closing of the transactions set out in this Agreement is subject to the following conditions being satisfied in full:

(a) The Rights Agent shall have confirmed the amount of subscription proceeds that it is holding from Persons who have exercised Rights pursuant to the Basic Subscription Privilege and, if applicable, the Additional Subscription Privilege;

(b) There will be no inquiry, investigation or other proceeding commenced by a Governmental Entity in relation to the Corporation or any of its subsidiaries seeking to suspend or cease trading in the Rights or other securities or operating to prevent or restrict the lawful distribution of such securities or that materially adversely affects or might reasonably be expected to materially adversely affect the market price or value of the Rights or Shares and no Order issued by a Governmental Entity and no change of law, either of which suspends or ceases trading in any of the Rights or Shares or operates to prevent or restrict the lawful distribution of any of the Rights or Shares (which prevention, restriction, suspension or cease trading, as the case may be, is continuing); and

(c) The Corporation will have received a certificate or certificates dated the Rights Offering Closing Date and signed on behalf of the Standby Purchaser by an officer of the Standby Purchaser acceptable to the Corporation, acting reasonably, in form and content satisfactory to the Corporation, acting reasonably, addressed to the Corporation certifying for and on behalf of the Standby Purchaser and without personal liability that:

(i) the Standby Purchaser has duly performed or complied, in all material respects, with all terms, conditions and covenants of this Agreement on its part to be complied with or to be satisfied by it up until the Rights Offering Closing Time; and

(ii) the representations and warranties of the Standby Purchaser contained in this Agreement are true and correct in all material respects as of the Rights Offering Closing Time with the same force and effect as if made at and as of the Rights Offering Closing Time.

ARTICLE 8
TERMINATION OF STANDBY COMMITMENT

8.1 Termination by the Corporation. The Corporation shall be entitled, by giving written notice to the Standby Purchaser at any time prior to the Rights Offering Closing Time, to terminate and cancel, without any liability on its part, its obligations to complete the sale of the Standby Units under this Agreement, if:

(a) the conditions to closing referred to in Section 7.3 have not been satisfied on or before the Outside Date; or

(b) the Rights Offering is otherwise terminated or cancelled or the completion of the Rights Offering and the Standby Commitment has not occurred on or before the Outside Date.

8.2 Termination by the Standby Purchaser. The Standby Purchaser shall be entitled at its discretion by giving written notice to the Corporation at any time prior to the Rights Offering Closing Time, to terminate and cancel, without any liability on its part, its obligations under this Agreement, if:

(a) a Material Adverse Change occurs;

(b) the Standby Purchaser Conditions have not been satisfied on or before the Outside Date;

(c) the Rights Offering Documents have not been filed in each of the Qualifying Jurisdictions, on or before May 5, 2023;

(d) the Rights Offering is otherwise terminated or cancelled or the completion of the Rights Offering and the Standby Commitment has not occurred on or before the Outside Date; or

(e) the Debt Settlement Agreement shall have been terminated or cancelled prior to the Rights Offering Closing Time.

8.3 Termination of Obligations. Notwithstanding any other provision hereof, should the Corporation or the Standby Purchaser validly terminate this Agreement including the obligations for the Standby Commitment contained herein, pursuant to, and in accordance with, this Article 8, the respective obligations of the Corporation and the Standby Purchaser under this Agreement shall terminate and there shall be no further liability on the part of the Standby Purchaser to the Corporation or on the part of the Corporation to the Standby Purchaser hereunder (except for any liability of the Corporation that exists at such time or that may arise thereafter pursuant to Article 9 or Section 11.1), and provided that, in the event a party terminates this Agreement for a reason caused by its own material breach of, or default under, this Agreement, its obligations and liability hereunder will not otherwise be released or terminated.

ARTICLE 9
INDEMNIFICATION

9.1 Indemnification by the Corporation. The Corporation covenants and agrees to protect, indemnify and hold harmless the Standby Purchaser for and on behalf of itself and for and on behalf of and in trust for each of its directors, officers, employees, agents and partners from and against any and all actual losses, claims, damages, liabilities, costs or expenses caused or incurred by the Standby Purchaser:

(a) by reason of or in any way arising, directly or indirectly, out of any Misrepresentation or alleged Misrepresentation in the Rights Offering Documents;

(b) by reason of or in any way arising, directly or indirectly, out of any Order made or inquiry, investigation or proceeding commenced or threatened by any Securities Commission, or other competent authority in Canada or before or by any Governmental Entity, based upon or relating to any Misrepresentation or alleged Misrepresentation in the Rights Offering Documents, or any other document filed with the Securities Commissions in connection with the Rights Offering or the Rights Offering Documents, or relating to the Rights Offering or other transactions contemplated in this Agreement;

(c) the non-compliance or alleged non-compliance by the Corporation with any material requirement of Securities Laws or any other laws in connection with the Rights Offering or the other transactions contemplated in this Agreement; or

(d) by reason of, or in any way arising, directly or indirectly, out of any material breach or default of or under any representation, warranty, covenant or agreement of the Corporation contained herein.

9.2 Notification. In the event that any claim, action, suit or proceeding, including, without limitation, any inquiry or investigation (whether formal or informal), is brought or instituted against any of the Persons in respect of which indemnification is or might reasonably be considered to be provided for herein, such Person (an "Indemnified Party") shall promptly notify the Corporation and the Corporation shall promptly retain counsel who shall be reasonably satisfactory to the Indemnified Party to represent the Indemnified Party in such claim, action, suit or proceeding, and the Corporation shall pay all of the reasonable fees and disbursements of such counsel relating to such claim, action, suit or proceeding. To the extent that any Indemnified Party is not a party to this Agreement, the Indemnified Party shall obtain and hold the right and benefit of this Article 9 in trust for and on behalf of such Indemnified Party.

9.3 Retention of Counsel. In any such claim, action, suit or proceeding, the Indemnified Party shall have the right to retain other counsel to act on its behalf, provided that the fees and disbursements of such other counsel shall be paid by the Indemnified Party unless:

(a) the Corporation and the Indemnified Party shall have mutually agreed to the retention of such other counsel;

(b) the named parties to any such claim, action, suit or proceeding (including any added, third or impleaded parties) include both the Corporation and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (such as the availability of different defenses); or

(c) the Corporation shall have retained competent counsel and taken up the defence of such claim, action, suit or proceeding within ten days after notice has been provided under Section 10.1 and, having retained such counsel, is diligently and timely pursuing such defence.

In the event that the Indemnified Party has retained its own counsel, as permitted by the preceding clause (a), (b) or (c), the Corporation shall reimburse the Indemnified Party monthly and in arrears for the fees, disbursements and taxes of such counsel to the Indemnified Party.

9.4 Fees and Expenses of Counsel. Subject to Section 9.3, it is understood and agreed that the Corporation shall not, in connection with any claim, action, suit or proceeding referred to in Section 9.3 commenced in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate legal firm for all Persons in respect of which indemnification is or might reasonably be considered to be provided for herein and such firm shall be designated in writing by the Indemnified Party (on behalf of itself and its directors, officers, employees and agents).

9.5 Settlement. Notwithstanding anything herein contained, no admission of liability and no settlement of any action, suit, proceeding, claim or investigation shall be made without the consent of the Indemnified Party affected, no Indemnified Party will agree to any settlement of any claim, action, suit, proceeding, inquiry or investigation in respect of which indemnification is or might reasonably be considered to be provided for herein, unless the Corporation has consented in writing thereto, and the Corporation will not be liable for any settlement of any such claim, action, suit, proceeding, inquiry or investigation unless it has consented in writing thereto.

ARTICLE 10
NOTICE

10.1 Notice. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be personally delivered or sent by email as set forth below, or to such other address or Person as may be designated by notice.

(a) In the case of the Corporation:

800, 500 - 5th Avenue SW
Calgary, Alberta  T2P 3L5

Attention: Doug Bailey
Email: dbailey@razor-energy.com

(b) In the case of the Standby Purchaser.

1600, 10250 101 Street NW
Edmonton, Alberta  T5J 3P4

Attention: David Tiley, Managing Director, Public Equities
Email: david.tiley@aimco.ca

With a copy to: AIMCo.LegalServices@aimco.alberta.ca

10.2 Receipt of Notice. Notice shall be deemed to be given on the day of actual delivery or the day of electronic transmission (if delivered prior to 4:00 p.m. local time), as the case may be, if delivered on a Business Day, or if not a Business Day, on the next Business Day.

ARTICLE 11
MISCELLANEOUS

11.1 Expenses. The Corporation will be responsible for all of the expenses related to the Rights Offering, whether or not it is completed, including, without limitation, all fees and disbursements of its legal counsel, fees and disbursements of its accountants and auditors, printing costs, translation fees and filing fees. The Corporation shall pay or reimburse the Standby Purchaser for all reasonable out-of-pocket costs and expenses incurred by the Standby Purchaser in connection with this Agreement and the Rights Offering in accordance with the terms of the Debt Settlement Agreement.

11.2 Further Assurances. The parties hereto agree to do all such things and take all such actions as may be necessary or desirable to give full force and effect to the matters contemplated by this Agreement.

11.3 Assignment. This Agreement may not be assigned by any party hereto, by operation of law or otherwise, without the prior written consent of the other parties hereto.

11.4 Enurement. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

11.5 Waiver. Failure by any party hereto to insist in any one or more instances upon the strict performance of any one of the covenants or rights contained herein shall not be construed as a waiver or relinquishment of such covenant or right. No waiver by any party hereto of any such covenant or right shall be deemed to have been made unless expressed in writing and signed by the waiving party.

11.6 Amendments. No term or provision hereof may be amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of the amendment, discharge or termination is sought.

11.7 Counterparts and Electronic Transmission. This Agreement may be executed in several counterparts and by facsimile or other electronic means, each of which when so executed shall be deemed to be an original and such counterparts and facsimiles or electronically transmitted copies together shall constitute one and the same instrument and notwithstanding their date of execution they shall be deemed to be dated as of the date hereof.

11.8 Time. Time shall be of the essence of this Agreement.

11.9 Entire Agreement. This Agreement, the Debt Settlement Agreement and any other agreements and other documents referred to herein or delivered in connection herewith, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties with respect to the subject matter hereof.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered by their authorized officers as of the date first written above.

ALBERTA INVESTMENT MANAGEMENT CORPORATION

By:
Name: David Tiley
Title: Managing Director, Public Equities

RAZOR ENERGY CORP.

By:
Name: Title:

[Signature Page to Standby Purchase Agreement]